SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 12, 2014

SPECTRUM GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1063 McGaw Avenue Suite 250 Irvine, CA (Address of principal executive offices)	92614 (Zip code)

Registrant’s telephone number, including area code:  (949) 748-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Spectrum Group International, Inc. (the “Company” or “SGI”) has established March 14, 2014 as the distribution date (the “Distribution Date”) for the distribution of shares of common stock of A-Mark Precious Metals, Inc. (“A-Mark”), its wholly owned subsidiary. The distribution will complete the spinoff of A-Mark from the Company. Following the distribution, A-Mark will be a publicly traded company independent from SGI. As previously disclosed, the distribution will be made to to SGI stockholders of record as of 5:00 p.m., Eastern Time, on February 12, 2014 (the "Record Date").
On the Distribution Date, SGI will distribute all of the shares of A-Mark common stock to SGI stockholders. Each SGI stockholder will receive one share of A-Mark common stock for each four shares of SGI common stock held on the Record Date. Up to and including the Distribution Date, the SGI common stock will trade on the “regular-way” market; that is, with an entitlement to shares of A-Mark common stock distributed pursuant to the distribution. SGI common stock will not trade on an ex-distribution market; that is, without an entitlement to shares of A-Mark common stock distributed pursuant to the distribution.
A-Mark’s common stock will commence trading on the NASDAQ Global Select Market on Monday, March 17, 2014, under the symbol “AMRK.”
Fractional shares of A-Mark common stock will not be distributed. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash from proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share. SGI has received an opinion of counsel to the effect that the spinoff will be tax-free to SGI shareholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.
SGI stockholders are not required to take any action to receive A-Mark common stock in the distribution, and they will not be required to surrender or exchange their SGI shares. The distribution will be made in book-entry form.
Item 9.01. Exhibits
(d) Exhibits:

Exhibit	Description
99.1	Press release, dated March 11, 2014
99.2	Press release, dated March 12, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 12, 2014
SPECTRUM GROUP INTERNATIONAL, INC.

By:    /s/ Carol Meltzer
Name:    Carol Meltzer
Title:    General Counsel and Secretary